EXHIBIT 99

Release Date:                                            Further Information:

FOR IMMEDIATE RELEASE                                    James S. McKain, Jr.
June 19, 1998                                            Chairman of the Board
                                                         of Directors
                                                                  - or -
                                                         David J. Bursic
                                                         President and
                                                         Chief Executive Officer
                                                         Phone: (412) 364-1911


WVS FINANCIAL CORP. (NASDAQ:WVFC) AND WEST VIEW SAVINGS BANK
ANNOUNCE THE RETIREMENT OF ROBERT SINEWE AND THE APPOINTMENT
OF DAVID J. BURSIC AS PRESIDENT AND CHIEF EXECUTIVE OFFICER.

PITTSBURGH, PA -- After serving as President and CEO of West View Savings Bank for over seventeen years and President and CEO of WVS Financial Corp. since its formation in 1993, Robert C. Sinewe has announced his retirement. Mr. Sinewe noted that "After serving 28 years as an officer and employee of West View Savings it is time for me to step aside in order that I may pursue other personal interests."

         The Board of Directors of WVS Financial Corp. and of West View Savings were understanding of Mr. Sinewe's desire to pursue these other interests. Each Board acknowledged Mr. Sinewe's many contributions to both West View Savings and WVS Financial Corp., including his leadership in West View Savings mutual to stock conversion in 1993 and WVS Financial Corp.'s successful operation as a public company over the past five years. On behalf of its employees and stockholders, the Boards of Directors expressed their best wishes to Mr. Sinewe in his future endeavors.

         The Boards of Directors have appointed David J. Bursic, who currently serves as Vice President, Treasurer and Chief Financial Officer of WVS Financial Corp. and West View Savings, to serve as President and CEO of both WVS Financial Corp. and West View Savings. Mr. Bursic has been an employee of the companies for thirteen years and an executive officer since 1992. James S. McKain, Jr., Chairman of the Board of Directors, stated "We are very fortunate to have an individual as experienced and as qualified as Dave Bursic to succeed Bob Sinewe. Dave is extremely knowledgeable about all aspects of operations of West View Savings and WVS Financial Corp." Mr. Sinewe stated that "Dave Bursic and I have worked closely together for many years and Dave is well suited to succeed me as President."

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. At March 31, 1998 WVS Financial Corp. had total assets of $298 million, total deposits of $165 million and shareholders' equity of $32.8 million.